                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /          Preliminary Proxy Statement
/ /          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/          Definitive Proxy Statement
/ /          Definitive Additional Materials
/ /          Soliciting Material Pursuant to Section240.14a-11(c) or
             Section240.14a-12

                                 EVOLVING SYSTEMS, INC.
-------------------------------------------------------------------------
            (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/        No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           1.   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2.   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3.   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           4.   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5.   Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           6.   Amount Previously Paid:
                ----------------------------------------------------------
           7.   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           8.   Filing Party:
                ----------------------------------------------------------
           9.   Date Filed:
                ----------------------------------------------------------

                             EVOLVING SYSTEMS, INC.
                             9777 MT. PYRAMID COURT
                           ENGLEWOOD, COLORADO 80112
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2001

To the Stockholders of Evolving Systems, Inc.:

    The Annual Meeting of Stockholders of Evolving Systems, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, April 25, 2001, at 11:00 a.m. local time at the Company's offices located at 9777 Mt. Pyramid Court, Englewood, Colorado for the following purposes:

        1. To elect two (2) directors to hold office until the 2004 Annual Meeting of Stockholders.

        2. To approve an amendment to the Company's Amended and Restated Stock Option Plan to increase the total number of shares of Common Stock authorized for issuance under the plan by 1,000,000 shares.

        3. To approve an amendment to the Company's Employee Stock Purchase Plan, as amended, to increase the total number of shares of Common Stock authorized for issuance under the plan by 150,000 shares.

        4. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 31, 2001.

        5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

    The Proxy Statement accompanying this Notice describes these items more fully.

    The Board of Directors has fixed the close of business on March 12, 2001 as the record date for determining the stockholders entitled to notice of the meeting and to vote at this Annual Meeting and at any adjournment or postponement of the meeting.


                                               By Order of the Board of Directors,

                                               /s/ Anita T. Moseley
                                               Anita T. Moseley
                                               SECRETARY

Englewood, Colorado
March 15, 2001

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

                             EVOLVING SYSTEMS, INC.
                             9777 MT. PYRAMID COURT
                           ENGLEWOOD, COLORADO 80112
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2001
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited by the Board of Directors of Evolving Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on April 25, 2001, at 11:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 9777 Mt. Pyramid Court, Englewood, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about March 23, 2001, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. The Company will furnish copies to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to the beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Directors, officers or other regular employees of the Company may supplement the original mailed solicitation of proxies by telephone, telegram or personal solicitation. No additional compensation will be paid to directors, officers or other regular employees for these services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on March 12, 2001 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting. At the close of business on March 12, 2001, the Company had outstanding and entitled to vote 12,954,254 shares of Common Stock.

    Each holder of record of Common Stock on March 12, 2001 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum, and will have the effect of a vote against each of the matters, other than election of directors.

REVOCABILITY OF PROXIES

    If you give a proxy in response to this solicitation you have the power to revoke it at any time before it is voted. You may revoke it by delivering a written notice of revocation or a properly executed proxy with a later date to the Secretary of the Company at the Company's principal executive office, 9777 Mt. Pyramid Court, Englewood, Colorado 80112. A proxy also may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy; you must still notify the Secretary of the Company that you want to revoke your proxy.

STOCKHOLDER PROPOSALS

    The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 annual meeting of stockholders provided under Rule 14a-8 of the Securities and Exchange Commission is November 15, 2001. A stockholder proposal or nomination for director for consideration at the 2002 annual meeting but not included in the proxy statement and proxy must be received by the Secretary of the Company no earlier than January 25, 2002 and no later than February 24, 2002.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors be divided into three (3) classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified.

    The Board of Directors is presently composed of six (6) members and there is one (1) vacancy. There are two Class 3 Directors, Harry B. Fair and James M. Ross, whose terms of office expire in 2001. Mr. Fair will not be pursuing re-election. The Board has nominated James M. Ross and Edward H. Sproat.
Mr. Sproat is not currently a member of the Board. If elected at the Annual Meeting, each of the nominees would serve until the 2004 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two (2) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

    As of March 1, 2001, the Directors of the Company are as follows:

NAME                           AGE      POSITION
----                           ---      --------
George A. Hallenbeck.......     58      Chairman of the Board & CEO
Donald R. Dixon............     53      Director; Compensation & Audit Committees
Harry B. Fair..............     50      Director
Robert J. Loarie...........     58      Director; Compensation & Audit Committees
David J. Molny.............     42      Director
James M. Ross..............     58      Director, President & Chief Operating Officer

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING

JAMES M. ROSS

    James M. Ross joined the Company in June 1997 as Vice President of Integration Services and held that position until September 1997 when he assumed the position of Senior Vice President and General Manager of Services. In October 1998, Mr. Ross assumed the position of Senior Vice President and

General Manager of Business Operations and in November 1999, Mr. Ross was named President and Chief Operating Officer and became a member of the Board of Directors. Mr. Ross served as Senior Vice President of APAC Teleservices Inc., a customer care outsourcing company, from June 1996 until May 1997, and as Senior Vice President and General Manager of Cap Gemini Sogeti, an international information technology and systems integration company, from December 1994 until May 1996. From August 1991 to June 1994, Mr. Ross served as Executive Vice President--Managing Director, Worldwide Telecommunications of SHL
Systemhouse Inc., an international information technology and systems integration company. Mr. Ross holds a B.A. from Rutgers University.

EDWARD H. SPROAT

    Mr. Sproat, former President of Network Services, Bell Atlantic brings over 38 years of experience in the telecommunications field. From June of 1993 until his retirement in June 2000, he was responsible for Bell Atlantic's network, which included all of its engineering, procurement, construction and operations. Prior to then, Mr. Sproat served as Vice President of Operations and Chief Operating Officer of Bell Atlantic-New Jersey and Vice President of Operations, Bell Atlantic Business Systems Services. Mr. Sproat currently serves on the Board of Directors of SI International Inc. Mr. Sproat holds a B.S. in Mathematics from the University of Iowa.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

ROBERT J. LOARIE

    Robert J. Loarie has served as a member of the Company's Board of Directors since May 1996. Since August 1992, Mr. Loarie has been a Principal of, and since December 1997, a Managing Director of, Morgan Stanley Dean Witter & Co. Incorporated, a diversified investment firm, and a general partner of Morgan Stanley Venture Partners, L.P. and Morgan Stanley Venture Partners II, L.P., venture capital investment partnerships. Since November 1996, Mr. Loarie has also served as a managing member of Morgan Stanley Venture Partners III, L.L.C., and since October 1999, of Morgan Stanley Dean Witter Venture Partners IV, L.L.C., venture capital investment companies. Mr. Loarie also serves as a director of Adaptec, Inc., Websense, Inc. and several privately-held companies. Mr. Loarie holds a B.S. from the Illinois Institute of Technology and an M.B.A. from the Harvard University Graduate School of Business.

DAVID J. MOLNY

    David J. Molny joined the Company in February 1987, serving as a system architect and group manager on numerous development projects, until September 1997 when he assumed the positions of Vice President and Chief Technical Officer of the Company. In June 2000 he was promoted to Sr. Vice President. On December 31, 2000, Mr. Molny resigned his position as Sr. Vice President and Chief Technical Officer. Mr. Molny has served as a member of the Company's Board of Directors since November 1996. Previously, Mr. Molny held various positions at AT&T Bell Laboratories and AT&T Network Systems, both telecommunications companies. Mr. Molny holds a B.S. from the State University of New York at Potsdam and an M.S. from the University of Southern California.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

DONALD R. DIXON

    Donald R. Dixon has served as a member of the Company's Board of Directors since December 1997 and previously served as a member of the Company's Board of Directors from May 1996 to November 1996. Since 1993, Mr. Dixon has been associated with Trident Capital, L.P., a venture capital firm ("Trident"), which he helped found. Mr. Dixon serves as a director of Epicor Software Corporation, as well as several privately-held companies. Trident manages Information Associates L.P. and Information Associates, C.V., both of which are stockholders of the Company. Mr. Dixon holds a B.S. from Princeton University and an M.B.A. from Stanford University.

GEORGE A. HALLENBECK

    George A. Hallenbeck currently serves as the Company's Chief Executive Officer. Mr. Hallenbeck was a founder of the Company in June 1985 and has served as Chairman and a member of the Board of Directors since that time.
Mr. Hallenbeck served as the Company's Chief Executive Officer from June 1985 until December 1996; he resumed the position as Chief Executive Officer in October 1998. Mr. Hallenbeck served as the Company's President from June 1985 until December 1988; he resumed the position of President from October 1998 through November 1999. Mr. Hallenbeck currently serves as Chairman of the Presence and Availability Management Forum, Inc. a non-stock corporation organized to develop and extend an industry standard interface for storing and accessing presence and availability data in communications networks.
Mr. Hallenbeck received a B.A. from the University of Colorado.

                         BOARD COMMITTEES AND MEETINGS

    The Board has an Audit Committee and a Compensation Committee.

    THE AUDIT COMMITTEE. The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; meets quarterly to discuss the quarterly results and quarterly earnings releases; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee consists of Messrs. Dixon and Loarie. For more information concerning the Audit Committee see the "Report of the Audit Committee" contained in this proxy statement.

    THE COMPENSATION COMMITTEE. The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of Messrs. Dixon and Loarie. For more information concerning the Compensation Committee see the "Report of the Compensation Committee" contained in this proxy statement.

    MEETINGS. During the fiscal year ended December 31, 2000, the Board of Directors held sixteen (16) meetings; the Audit Committee met six (6) times and the Compensation Committee met one (1) time. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
        APPROVAL OF AMENDMENT TO AMENDED AND RESTATED STOCK OPTION PLAN

    The Company's Amended and Restated Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors on January 19, 1996 and was amended on December 16, 1997, February 23, 1999 and March 2, 2000. These amendments were approved by the shareholders on January 28, 1998, April 30, 1999 and April 27, 2000, respectively. There are currently 5,850,000 shares of Common Stock authorized for issuance under the Stock Option Plan. As of March 1, 2001 options (net of canceled or expired options) covering an aggregate of 3,788,317 shares of Common Stock had been granted under the Stock Option Plan. Only 874,367 shares of Common Stock (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remain available for future grant under the Stock Option Plan. The per share price for the Company's common stock on March 1, 2001 was $2.56.

    On January 23, 2001, the Board of Directors amended the Stock Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Stock Option Plan from a total of 5,850,000 shares to a total of 6,850,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board as one method for attracting and retaining qualified employees.

    Stockholders are requested in this Proposal 2 to approve the Stock Option Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amended Stock Option Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

DESCRIPTION OF STOCK OPTION PLAN

    The Stock Option Plan provides for the grant of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to employees and nonstatutory stock options, stock appreciation rights, restricted stock purchase awards and stock bonuses to employees, directors and consultants. The Board of Directors or a committee appointed by the Board of Directors administers the Stock Option Plan and determines recipients and types of awards to be granted, including the exercise price, exercisability and number of shares subject to the award.

    The terms of stock options granted under the Stock Option Plan generally may not exceed 10 years. The Board of Directors determines the exercise price of options granted under the Stock Option Plan. However, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant, and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Stock Option Plan vest at the rate specified in the option agreement. The optionee may not transfer a stock option other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a domestic relations order. An optionee whose service to the Company or its affiliates ceases for any reason (other than by death or disability) generally may exercise an option for three (3) months thereafter (unless the option terminates or expires sooner by its terms). An optionee generally may exercise an option for up to 12 months and 18 months after the optionee's service to the Company and its affiliates ceases due to disability or death, respectively.

    The Board of Directors may not grant an incentive stock option to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the Common Stock on the date of grant, and the option term is five (5) years or less. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. However, no person may be granted options under the Stock Option Plan exercisable for more than 1,260,000 shares of Common Stock during any calendar year ("Section 162(m) Limitation"). Options may be immediately exercisable, at the discretion of the Company, whether vested or not, subject to repurchase by the Company of any unvested shares.

    Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full become available again for the grant of awards under the Stock Option Plan. Shares with respect to which stock appreciation rights have been exercised are not available for the grant of new awards or stock options.

    The Board of Directors has the specific authority to reprice outstanding options and the general authority to reprice stock appreciation rights and to offer optionees and holders of stock appreciation rights the opportunity to replace outstanding options and stock appreciation rights with new options or stock appreciation rights for the same or a different number of shares.

    The Board of Directors may grant restricted stock purchase awards under the Stock Option Plan pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment.

    The holder of a restricted stock purchase award must pay the purchase price of the stock either in cash or, at the discretion of the Board, by delivery of other Common Stock of the Company, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board.

    A participant may not transfer his or her rights under a stock bonus or restricted stock purchase agreement other than by will, the laws of descent and distribution or a domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement. Stock appreciation rights granted under the Stock Option Plan may be tandem rights, concurrent rights or independent rights.

    Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Stock Option Plan and outstanding awards. In that event, the Stock Option Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Stock Option Plan and the Section 162(m) Limitation. Outstanding awards also will be adjusted as to the class, number of shares and price per share of Common Stock subject to such awards.

    Upon certain changes in control of the Company, the successor corporation may assume outstanding stock awards or substitute equivalent stock awards. If the successor corporation refuses to do so, such stock awards will become fully vested and exercisable for a period of 15 days after notice from the Company but the option will terminate if not exercised during that period. In addition, restricted shares acquired upon exercise of options will be released from the Company's repurchase option.

    The Board of Directors may amend the Stock Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board of Directors if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Stock Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

    The Board of Directors may suspend or terminate the Stock Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Stock Option Plan will terminate on December 15, 2007.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Stock Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

    If a participant holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

    Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the disposition. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

    To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS, RESTRICTED STOCK PURCHASE AWARDS AND STOCK BONUSES. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Stock Option Plan generally have the following federal income tax consequences:

    There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

    Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    STOCK APPRECIATION RIGHTS. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness,
Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and (i) either the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) prior to vesting or exercisability of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

    Restricted stock and stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount--or formula used to calculate the amount--payable upon attainment of the performance goal).

                                   PROPOSAL 3
             APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on December 16, 1997 and amended on February 23, 1999 and March 2, 2000, as approved by the stockholders on January 28, 1998, April 30, 1999 and April 27, 2000, respectively. There are currently 450,000 shares of Common Stock authorized for issuance under the Purchase Plan. During the fiscal year ended December 31, 2000, shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: all employees (excluding executive officers) as a group:
148,309 shares ($2.78 per share). Current executive officers during the fiscal year ended December 31, 2000 purchased 5,526 shares ($3.89 per share). As of March 1, 2001, purchase rights (net of canceled or expired purchase rights) covering an aggregate of 314,355 shares of Common Stock had been granted under the Purchase Plan. Only 135,645 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.

    On January 23, 2001, the Board of Directors amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance thereunder from a total of 450,000 shares to a total of 600,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board. On March 1, 2001, the per share price for the Company's common stock was $2.56.

    Stockholders are requested in this Proposal 3 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amended Purchase Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

DESCRIPTION OF PURCHASE PLAN

    The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The Board of Directors currently plans that the offering period for any offering will be six months.

    The Board of Directors, through its Compensation Committee, administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board of Directors has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

    Generally, any person who is customarily employed at least 20 hours per week and five (5) months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering. However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue the right to purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year. Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

    Employees are eligible to participate in the first offering commencing after the date they are employed by the Company or an affiliate of the Company. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied at the end of each offering period to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the purchase date. Employees may end their participation in the offering at any time prior to the end of the offering period (except as otherwise provided by the Board of Directors for that offering), and participation ends automatically upon termination of employment with the Company.

    If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering at the applicable price.

    In the event of a change of control in the Company, the Company and the Board of Directors have discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation. Alternatively, the Board of Directors may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the direction of the Board of Directors.

    The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or
(iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or any other applicable rule or regulation. Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, or until the participant's death while holding the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

    If the stock is disposed of at least two (2) years after the beginning of the offering period and at least one (1) year after the stock is transferred to the participant, or if the participant dies while holding stock acquired under the Purchase Plan, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition or death over the exercise price or
(ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. The Company is not entitled to a corresponding deduction for the amount treated as ordinary income.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, Section 162(m) with respect to certain officers, and the satisfaction of tax reporting obligations). The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant. A capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

                                   PROPOSAL 4
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                                   MANAGEMENT

    As of March 1, 2001 the executive officers of the Company are as follows:

NAME                            AGE       POSITION
----                            ---       --------
George A. Hallenbeck.......      58       Chief Executive Officer
James M. Ross..............      58       President and Chief Operating Officer
David R. Johnson...........      51       Senior Vice President of Finance, Chief Financial
                                            Officer, Treasurer and Assistant Secretary
Anita T. Moseley...........      49       Senior Vice President, General Counsel and Secretary
Marc D. Abbott.............      50       Vice President of Marketing
Brendan C. Cassidy.........      44       Vice President of Worldwide Sales
Mark A. Challis............      34       Vice President of Business Operations
Patrick Shane Furlong......      36       Vice President and General Manager of Wireless Data
Joseph P. Murray...........      35       Vice President and General Manager of OSS Solutions

    See "Proposal 1--Election of Directors" for the biographies of Messrs. Hallenbeck and Ross.

    DAVID R. JOHNSON joined the Company in November 1998 as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary. From February 1996 until July 1998, Mr. Johnson served as the Chief Financial Officer of Sodak Gaming, Inc., an international gaming hardware, software and telecommunications supplier. In 1992, Mr. Johnson founded the consulting firm Technology Business Affiliates in San Jose, California, where he still serves as a principal. The firm provides initial public offering, re-engineering and strategic planning expertise to computer, medical device and software manufacturers. From 1990 through 1992, Mr. Johnson served as President of Zentec Corporation, a manufacturer of workstations, terminals and communications software. Mr. Johnson began his career with KPMG Peat Marwick LLP and was a member of the founding group at Sprint. He holds a B.S. in Accounting from the University of Washington, an M.B.A. in finance from the University of California-Berkeley, and masters and doctorate degrees from the University of Southern California. Mr. Johnson is a Certified Public Accountant.

    ANITA T. MOSELEY joined the Company in May 1994 as corporate counsel of the Company and held that position until June 1997 when she assumed the positions of Vice President, General Counsel and Secretary of the Company. In June 2000 she was promoted to Sr. Vice President. Between September 1991 and May 1994, she held an in-house corporate counsel position with the Federal Deposit Insurance Corporation/Resolution Trust Corporation. Prior to that time, Ms. Moseley was a partner in the Salt Lake City law firm of Prince, Yeates and Geldzahler.
Ms. Moseley holds a B.A. from Syracuse University and a J.D. from the University of Utah.

    MARC D. ABBOTT joined the Company in August 1999 as Vice President of Marketing. From April 1997 until joining the Company, Mr. Abbott was employed by BDSI, Inc. (dba Beechwood), which was acquired by Cap Gemini. While with Beechwood, Mr. Abbott was responsible for a variety of solution offerings and marketing activities. From October 1994 through March 1997, Mr. Abbott was employed by Computer Sciences Corporation in its Consulting Services and Systems Integration Division, leading multiple teams for client engagements. He was a member of the Midwest Telecommunications Practice and served as a subject matter expert on telecommunications industry topics and regulatory issues. Mr. Abbott holds a B.S. degree in electrical engineering from the Northwestern University.

    BRENDAN C. CASSIDY, Vice President of Worldwide Sales, joined the company in April 1999. Prior to joining the Company, Mr. Cassidy had been employed by Informix Software Corporation from June, 1994 until April, 1999. During his tenure with Informix, Mr. Cassidy held various sales management positions within the Northeast and MidAtlantic regions where his responsibilities included all Direct, Partner and Channel sales activities. Mr. Cassidy also served as Director of North American Telecommunications Sales for SHL Systemhouse from August, 1991 until June, 1994. Prior to being acquired by MCI/Worldcom, SHL Systemhouse was a full service software, hardware and outsourcing services company. From January, 1991 until August, 1991, Mr. Cassidy was employed by Cadis Software as Director of Eastern Sales. Cadis Software was a venture capital funded by a CD technology firm servicing the discrete manufacturing industry. From December, 1980 until January, 1991, Mr. Cassidy had been employed by various companies within the McDonnell Douglas family of companies, serving various sales and sales management positions within the Telecommunication Software Sector of their business, including Director of Eastern Sales.
Mr. Cassidy is a graduate of St. John Fisher College in Rochester, NY where he earned a B.A. in Biology and Chemistry.

    MARK A. CHALLIS joined the Company in June 2000 as Director of Business Operations and held that position until January 2001 when he assumed the position of Vice President of Business Operations. From May, 1997, until
May 2000, Mr. Challis served in several positions with the international franchisor, The Packaging Store, Inc., initially as Vice President, General Counsel and Chief Financial Officer and then as President and CEO. Prior to that, Mr. Challis served as a Tax Manager specializing in multi-jurisdictional tax issues associated with mergers, acquisitions and reorganizations for PricewaterhouseCoopers, LLP. Mr. Challis holds a B.S. in Accounting and Management from MidAmerica Nazarene University. He obtained his J.D. from the University of Missouri School of Law and holds a Masters of Law in Taxation from the University of Denver School of Law.

    PATRICK SHANE FURLONG joined the Company in December of 1994 as a Software Engineer in the Wireless Data Group. From 1998 to 1999 Mr. Furlong served as a Business Development Manager for the Company. In October of 1999, Mr. Furlong became the Director for Wireless Technologies for the Company, managing the Wireless Data Group. He was promoted to the position of Vice President and General Manager of Wireless Data in January 2001. Mr. Furlong is a veteran of the United States Army and holds a B.S. in Computer Science from Hawaii Pacific University.

    JOSEPH P. MURRAY joined the Company in May 1999 as Director of Local Number Portability (LNP) Solutions and held that position until January 2001 when he assumed the position of Vice President & General Manager of OSS Solutions. From October 1995 until joining the Company, Mr. Murray served as the Director of Software Business Systems at JCIT, Inc., a company specializing in providing education, consulting services and applications for manufacturing flow operations.
Mr. Murray is an active faculty member of the University of Phoenix Graduate School of Business. He holds an MBA/Organizational Management Degree from the University of Phoenix and a B.S. in Mechanical Engineering from the University of Denver.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 2001 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table and currently serving as an executive officer of the Company;
(iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                         BENEFICIAL OWNERSHIP(1)
                                                   -----------------------------------
BENEFICIAL OWNER                                   NUMBER OF SHARES   PERCENT OF TOTAL
----------------                                   ----------------   ----------------
George A. Hallenbeck(2) .........................     2,378,358             18.4%
  c/o Evolving Systems, Inc.
  9777 Mt. Pyramid Court
  Englewood, CO 80112

Donald R. Dixon(3) ..............................     1,017,273              7.9%
  c/o Trident Capital
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301

Harry B. Fair(4) ................................     1,707,500             13.2%
  c/o The Brogden Group, LLC
  14823 East Hinsdale Avenue
  Englewood, CO 80112

Robert J. Loarie(5) .............................     1,090,210              8.4%
  c/o Morgan Stanley Venture Partners(5)
  3000 Sand Hill Road, Building 4, Suite 250
  Menlo Park, CA 94025

David J. Molny(6) ...............................       130,424              1.0%
  c/o Evolving Systems, Inc.
  9777 Mt. Pyramid Ct.
  Englewood, CO 80112

James M. Ross(7) ................................       322,751              2.4%
  c/o Evolving Systems, Inc.
  9777 Mt. Pyramid Ct.
  Englewood, CO 80112

Edward H. Sproat ................................           -0-              -0-
  10 Carlton Dunes Dr.
  Amelia Island, FL 32034

Jacquie Hallenbeck ..............................       995,000             7.68%
  344 Race Street
  Denver, CO 80206

                                                         BENEFICIAL OWNERSHIP(1)
                                                   -----------------------------------
BENEFICIAL OWNER                                   NUMBER OF SHARES   PERCENT OF TOTAL
----------------                                   ----------------   ----------------
Ashford Capital Management ......................     1,290,000             10.0%
  P. O. Box 4172
  Wilmington, DE 19807

Management Insights, Inc./                                                   7.9%
  Robert Coates/Suzanne Coates(8) ...............     1,026,500
  5501 LBJ Freeway
  Dallas, TX 75240

Morgan Stanley Venture Partners(9) ..............     1,090,210              8.4%
  3000 Sand Hill Road, Building 4, Suite 250
  Menlo Park, CA 94025

Trident Capital Management, L.L.C.(10) ..........       977,673              7.6%
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301

Brendan Cassidy(11)..............................        93,833              .72%

David R. Johnson(12).............................        95,233              .74%

All current executive officers and directors as a     7,011,340             54.1%
  group (13 persons)(13).........................

------------------------

*   Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,953,442 shares outstanding on March 1, 2001, adjusted as required by rules promulgated by the SEC.

(2) Includes 995,000 shares held by Mr. Hallenbeck's former spouse as to which Mr. Hallenbeck retains voting power. Also includes 100,000 shares held by the George Hallenbeck Family Trust. Mr. Hallenbeck disclaims beneficial ownership of such shares. Also includes 320,858 shares subject to stock options exercisable within 60 days of March 1, 2001.

(3) Includes shares owned by investment funds managed by Trident Capital (see
    Note 11 below). Mr. Dixon is President of Trident Capital Management, L.L.C., the Investment General Partner of Information Associates, C.V. and the General Partner of Information Associates, L.P. Also includes 39,600 shares held by the Dixon Family Trust; Mr. Dixon disclaims beneficial ownership of such shares.

(4) Includes 250,000 shares held by a trust for which Mr. Fair's spouse serves as trustee. Also includes 27,500 shares subject to stock options exercisable within 60 days of March 1, 2001 and 80,000 shares held by The Brogden Group, LLC, of which Mr. Fair is a Senior Manager.

(5) Consists solely of shares owned by investment funds managed by Morgan Stanley Venture Partners (see Note 10 below). Mr. Loarie is a General Partner of Morgan Stanley Venture Partners II, L.P., the General Partner of each of the funds. He is also a Vice President of Morgan Stanley Venture Capital II, Inc., the Managing General Partner of Morgan Stanley Venture Partners II, L.P. Mr. Loarie disclaims beneficial ownership of such shares.

(6) Includes 31,299 shares subject to stock options exercisable within 60 days of March 1, 2001.

(7) Includes 321,251 shares subject to stock options exercisable within 60 days of March 1, 2001.

(8) Held by Management Insights, Inc. Robert Coates and Suzanne Coates are the sole shareholders, and also serve as officers, of such corporation.

(9) Includes 100,135 shares owned by Morgan Stanley Venture Capital Fund II, C.V., 402,213 shares owned by Morgan Stanley Venture Capital Fund II, L.P. and 104,402 shares owned by Morgan Stanley Venture Investors, L.P. Also includes warrants to purchase an aggregate of 483,460 shares of Common Stock, 79,838 of which are owned by Morgan Stanley Venture Capital Fund II, C.V., 320,453 of which are owned by Morgan Stanley Venture Capital Fund II, L.P. and 83,169 of which are owned by Morgan Stanley Venture Investors, L.P.

(10) Includes 14,908 shares owned by Information Associates, C.V. and 535,592 shares owned by Information Associates, L.P. Also includes warrants to purchase an aggregate of 427,173 shares of Common Stock, 11,597 of which are owned by Information Associates, C.V. and 415,576 of which are owned by Information Associates, L.P.

(11) Includes 67,356 shares subject to stock options exercisable within 60 days of March 1, 2001.

(12) Includes 95,233 shares subject to stock options exercisable within 60 days of March 1, 2001.

(13) Includes 1,931,576 shares subject to stock options exercisable within 60 days of March 1, 2001 and warrants described in Notes 9 and 10 above. Also see Notes 2, 6, 11 and 12 above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, one
Form 4 with respect to the sale of the Company's stock by The Brogden Group, LLC, in which Harry B. Fair, a Director of the Company, is Sr. Manager, was filed late; all other Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company's directors do not receive any compensation for serving on the Board of Directors; however, directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board of Directors or committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY OF COMPENSATION

    The following table shows for the fiscal years ended December 31, 1998, 1999 and 2000, compensation awarded or paid to, or earned by, each person who served as Chief Executive Officer of the Company during fiscal year 2000, and each of the other four (4) most highly compensated executive officers of the Company at December 31, 2000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                       ANNUAL COMPENSATION                   ------------
                                       ---------------------------------------------------    SECURITIES
                                                                            OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY ($)   BONUS ($)   COMPENSATION(1)   OPTIONS (#)    COMPENSATION(2)
---------------------------            --------   ----------   ---------   ---------------   ------------   ---------------
George A. Hallenbeck.................    1998      $ 50,000          --             --         217,500               --
  Chief Executive Officer                1999       204,167    $ 60,000             --         213,750          $20,931
                                         2000       225,000     126,684             --         101,250           17,985

James M. Ross........................    1998      $185,000    $ 31,260       $ 13,800         245,000(3)       $13,505
  President and Chief Operating          1999       190,833      53,447        132,375         214,061           23,066
  Officer                                2000       200,000      83,173             --          81,563           16,837

David R. Johnson.....................    1998      $ 23,933          --             --              --               --
  Sr. Vice President of Finance,         1999       180,000    $ 22,748       $ 69,683          35,000          $32,290(4)
  Chief Financial Officer, Treasurer     2000       198,000      35,641         37,185          46,250           23,207
  and Assistant Secretary

David J. Molny.......................    1998      $163,000    $ 15,296       $ 11,021          94,000(5)       $11,026
  Sr. Vice President and Chief           1999       168,000      29,693         26,907          25,000           19,992
  Technical Officer                      2000       185,000      30,045        107,565          44,792           15,797

Brendan C. Cassidy...................    1998            --          --             --              --               --
  Vice President of Worldwide Sales      1999      $106,458    $ 45,624(6)    $                100,000          $ 9,081
                                         2000       155,000      82,011(7)          --          64,750           14,259

--------------------------

(1) Includes dollar value of the difference between the price paid by the named executive officer for stock purchased under the Company's stock option plan and the fair market value of the Company's stock at the time of option exercise.

(2) Includes value of Company provided insurance premiums paid by the Company, flexible spending credits, amounts paid for earned but unused time-off, and contributions made by the Company on behalf of the individuals which are currently managed under the Company's 401(k) Plan.

(3) Includes 15,000 replacement options granted in connection with cancellation of options granted in fiscal year 1997.

(4) Includes $10,000 paid as a signing bonus.

(5) Includes 59,500 replacement options granted in connection with cancellation of options granted in fiscal year 1997.

(6) Includes $37,264 in commissions paid as VP of Sales.

(7) Includes $44,951 in commissions paid as VP of Sales.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its Amended and Restated Stock Option Plan (the "Stock Option Plan"). As of March 1, 2001, options to purchase a total of 3,788,317 shares were outstanding under the Stock Option Plan, and options to purchase 874,367 shares remained available for grant thereunder.

    The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL
                                         PERCENT OF TOTAL                                     RATES OF STOCK
                                             OPTIONS                                      PRICE APPRECIATION FOR
                            NUMBER OF        GRANTED          EXERCISE                        OPTION TERM(4)
                             OPTIONS     TO EMPLOYEES IN       PRICE       EXPIRATION   ---------------------------
NAME                        GRANTED(1)    FISCAL YEAR(2)    ($/SHARE)(3)      DATE          5%             10%
----                        ----------   ----------------   ------------   ----------   -----------   -------------
George A. Hallenbeck......   101,250            8.9%           $5.25         7/27/10     $865,859      $1,378,736

James M. Ross.............    81,563            7.2%           $5.25         7/27/10     $697,502      $1,110,655

David R. Johnson..........    46,250            4.1%           $5.25         7/27/10     $395,516      $  629,793

David J. Molny............    25,000            4.0%           $4.03         5/24/10     $164,111      $  261,320
                              19,792                            5.25         7/27/10      169,255         269,511

Brendan C. Cassidy........    25,000            5.7%           $9.38         3/14/10     $381,976      $  608,233
                               8,500                            3.75         5/30/10       51,921          82,676
                              31,250                            5.25         7/27/10      267,241         425,536

------------------------

(1) Each option vests in 16 quarterly installments beginning three (3) months from the grant date. All options were granted at fair market value for the Company's stock on the date of the grant.

(2) Based on 1,132,567 total options granted in 2000.

(3) The Board of Directors of the Company may reprice options under the terms of the Stock Option Plan.

(4) The potential realizable value is calculated assuming that the fair market value of the Common Stock on the date of the grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and the Common Stock received as a result is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future increases in the price of the Common Stock.

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                              UNEXERCISED OPTIONS     VALUE OF UNEXERCISED
                                                                AT DECEMBER 31,       IN-THE-MONEY OPTIONS
                                       SHARES       VALUE          2000 (#)         AT DECEMBER 31, 2000 ($)
                                    ACQUIRED ON    REALIZED      EXERCISABLE/             EXERCISABLE/
NAME                                EXERCISE (#)    ($)(1)     UNEXERCISABLE(2)         UNEXERCISABLE(3)
----                                ------------   --------   -------------------   ------------------------
George A. Hallenbeck..............          --     $     --     277,265/255,235            $         0/0
James M. Ross.....................          --     $     --     238,986/370,138            $78,709/6,451
David R. Johnson..................       5,000     $ 37,185      65,390/138,360            $ 1,000/2,500
David J. Molny....................      22,876     $107,565      31,299/106,368            $     254/256
Brendan Cassidy...................          --     $     --      51,452/113,298            $         0/0

------------------------

(1) Based on the fair market value of the Common Stock on the date of exercise, minus the exercise price.

(2) Includes both "in-the-money" and "out-of the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock at December 31, 2000.

(3) Based on the fair market value of the Common Stock as of December 31, 2000 ($2.16), minus the per share exercise price of "in-the-money" unexercised options, multiplied by the number of shares represented by such options.

COMPENSATION AGREEMENTS

    Each of the Company's Named Executive Officers, as well as the other Executive Officers (the "Executives") have entered into Compensation Agreements with the Company. Each agreement generally provides that in the event the Company terminates the employment of the Executive, other than for cause, death or disability, the Executive will be paid severance pay. The amount of the severance pay varies from three (3) months of base salary to up to nine
(9) months of base salary and incentive compensation, depending upon the Executive's position with the Company and whether or not the Executive's employment was terminated following a change in the CEO position. In exchange for severance, the Executive will be required to execute a full release of the Company and agree not to compete with the Company nor to solicit Company employees for the period of time during which severance is paid. The Compensation Agreements do not change the "at-will" nature of the Executive's employment with the Company. Both the Company and the Executive may terminate the Executive's employment at any time.

MANAGEMENT CHANGE IN CONTROL AGREEMENTS

    Each of the Company's Executives has entered into a Management Change in Control Agreement with the Company. Each agreement generally provides that upon a Qualified Termination (as defined below), the Company shall pay to the Executive all amounts earned or accrued through the applicable termination date, including, without limitation, the Executive's base salary, a prorated portion of any earned incentive compensation, compensation for unused paid time off, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the applicable termination date. The Company also is obligated to provide certain insurance benefits during the Executive's applicable severance period. Moreover, the Company has agreed to pay the Executive an amount equal to 100% of his or her annual base salary, plus 100% of the Executive's annual incentive target. In addition, immediately upon the occurrence of a Change of Control (as defined below) or a Qualified Termination, 50% or 100%, respectively, of the Executive's unvested stock options shall vest. The Company also has agreed to reimburse the Executive for any excise taxes payable as a result of Executive's receipt of these payments. A Qualified Termination will occur upon any of the following: (i) termination of the Executive's employment by the Company, without cause, as a result of the influence of a person or entity seeking to cause a Change in Control; (ii) termination of the Executive's employment by the Company for any reason, other than for cause, disability or death, within 12 months following a Change in Control;
(iii) resignation by the Executive following a change in a material condition of the Executive's employment in anticipation of a Change in Control or within 12 months following a Change in Control. A Change in Control will occur upon
(i) the sale, transfer or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock are converted into other property; or (iv) the acquisition by any person, entity or group within the meaning of Securities Exchange Act of 1934 of the beneficial ownership of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

                         REPORT OF THE AUDIT COMMITTEE

THE AUDIT COMMITTEE

    As of March 1, 2001, the Audit Committee of the Board of Directors (the "Audit Committee") was composed of two (2) directors appointed by the Board of Directors. Committee members, Mr. Loarie and Mr. Dixon, satisfy the independence and financial management expertise requirements of the Audit Committee Policy of the NASDAQ Stock Market, Inc. (the "NASDAQ"). As is required by NASDAQ, on or before June 14, 2001, the Committee membership will be increased to not less than three (3) members of the Board. On May 25, 2000, the Board of Directors adopted a new charter for the Audit Committee (the "Charter"). A copy of the Charter is included with this proxy statement.

    The Audit Committee's primary responsibilities are to:

    (1) monitor the integrity of the Company's financial reporting process and the Company's systems of internal accounting and financial controls regarding finance, accounting and legal compliance;

    (2) monitor the independence and performance of the Company's external auditors; and

    (3) provide an avenue of communication among the independent auditors, management, and the Board of Directors.

REVIEW OF FISCAL YEAR 2000 FINANCIAL STATEMENTS

    In connection with its review of the Company's Fiscal Year 2000 Financial Statements, the Audit Committee has:

    (1) reviewed and discussed the audited financial statements with management;

    (2) discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be disclosed by SAS 61 and SAS 90; and

    (3) received from PricewaterhouseCoopers LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 ("ISB 1") and discussed with PricewaterhouseCoopers LLP their independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year ended December 31, 2000 be included in the Company's 2000 Annual Report on Form 10-K.

The following table sets forth information regarding fees billed by PricewaterhouseCoopers LLP for services rendered to the Company for fiscal year ended December 31, 2000.

TYPES OF FEES                                                 AMOUNT BILLED
-------------                                                 -------------
Audit Fees..................................................     $143,500
Financial Information Systems Design and Implementation
  Fees......................................................         None
All Other Fees..............................................     $ 85,000

AUDIT FEES are the aggregate fees billed during calendar year 2000 by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for fiscal year 2000 and for reviews of the Company's financial statements included in its Forms 10-Q for fiscal year ended December 31, 2000. Of the amounts billed during calendar year 2000, $113,000 relate to the 1999 audit. Fees for the calendar year 2000 audit and the reviews of Form 10-Q are $150,000, of which an aggregate amount of $30,500 had been billed through December 31, 2000. All hours incurred on the audit engagements were incurred by full-time, regular employees of PricewaterhouseCoopers LLP.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES are the aggregate fees billed for any financial information systems design and implementation services rendered by PricewaterhouseCoopers LLP for fiscal year ended
December 31, 2000.

OTHER FEES are the aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for fiscal year ended December 31, 2000. Included in this category are fees billed for tax planning and compliance, the audit of the Company's 1999 401(k) Plan financial statements, and consulting services. Fees incurred for these services for calendar year 2000 were $250,000, of which $85,000 had been billed as of December 31, 2000.

The Audit Committee has considered the nature of all non-audit services and, based upon discussions with PricewaterhouseCoopers LLP and review of the ISB 1 letter from PricewaterhouseCoopers LLP, the Committee believes that such services are compatible with the auditor's independence.

AUDIT COMMITTEE MEMBERS: ROBERT J. LOARIE AND DONALD R. DIXON

                    REPORT OF THE COMPENSATION COMMITTEE(1)

THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of at least two (2) directors appointed by the Board of Directors. The Compensation Committee is responsible for providing guidance and periodic monitoring for all corporate compensation, benefit, perquisite, and employee equity programs. The Compensation Committee has full power and authority to carry out the following responsibilities: (1) establish the compensation levels for officers and employees of the Company and the types of compensation to be paid to the officers and employees of the Company, (2) grant stock options (3) review the performance of the Chief Executive Officer of the Company, and (4) perform such other functions as may be necessary or convenient in the efficient discharge of its responsibilities.

------------------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Measurement Comparison shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material under the Securities Act or the Exchange Act.

BASE SALARY

    The Committee annually reviews each Executive's base salary and incentive compensation. When reviewing compensation, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee also takes into account the operating, strategic, and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 2000, these goals were: revenue growth and profitability; continued marketing and development of the Company's LNP products and related services; expansion of the Company's telecommunications' expertise, including wireless data solutions; expansion of the Company's customer base and recruitment and retention of key technical and sales staff. At the same time as the Committee considers the compensation of Executives, it also sets the performance goals to be met in setting the amount of bonuses to be paid to Company employees in the upcoming fiscal year. The amount of each employee's bonus is determined by comparing the degree to which the Company has met its revenue and income goals for the fiscal year as set forth above. In 2000, base salary for Mr. Hallenbeck was 12.5% higher than his base salary for the previous fiscal year prior to November 1999. For other executive officers, base salaries were increased by 0% to 15.6% for fiscal 2000 compared to fiscal 1999. The increases were due to Company and individual performance, and the need to remain within the range of competitive salaries for comparable companies.

BONUSES

    The Company paid bonuses to its Chief Executive Officer and eight (8) other executive officers in 2000, in amounts ranging from $128,684 to $24,770. Such bonuses were based on the extent to which the corporate goals described above were achieved, and represented from approximately 57% to 16.5% of such officer's base salary.

STOCK-BASED INCENTIVE COMPENSATION

    The Company adopted the Amended and Restated Stock Option Plan (the "Plan") in order to provide equity based performance incentives to its employees. The Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock to officers and other employees of the Company. The purpose of the Plan is to attract, retain and motivate officers and employees. Stock options may be exercised at a purchase price as determined by the Board of Directors, provided that the exercise price per share under the Plan is not less than 100% of the fair market value on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for nonqualified stock options. Incentive stock options granted to beneficial owners of 10% or more of the Company's outstanding shares may be granted at an exercise price per share of not less than 110% of fair market value. The grants are designed to align the interests of the optionees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers are already significant stockholders of the Company (see "Security Ownership of Certain Beneficial Owners and Management"). Moreover, the long-term vesting schedule encourages a long-term commitment to the Company by its executive officers and other optionees. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

CORPORATE PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

    For the fiscal year ended December 31, 2000, George A. Hallenbeck, Chief Executive Officer of the Company received total cash payments of $225,000 in salary and $128,684 in incentive performance bonus. The base salary of Mr. Hallenbeck was set in November of 1999 and was not increased for the 2000 fiscal year. Mr. Hallenbeck's annual base salary of $225,000 is based largely on competitive salaries, which the Compensation Committee believes are generally greater than Mr. Hallenbeck's salary. The percentage of incentive compensation, 100% of base salary, reflects the Compensation Committee's desire to closely equate the Chief Executive's incentive compensation with achievement of certain revenue and operating income targets. In fiscal 2000, Mr. Hallenbeck received a stock option grant for 101,250 shares of the Company's Common Stock.

LIMITATION ON DEDUCTION OF COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

    Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interest of the Company.

CONCLUSION

    The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interest of the Company's stockholders. These programs allow the Company to attract, retain and motivate exceptional management and technical talent and to compensate executives and other employees in a manner that reflects their contributions to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes will positively affect stockholder value.

COMPENSATION COMMITTEE MEMBERS:  DONALD R. DIXON AND ROBERT J. LOARIE

                          OPTION REPRICING INFORMATION

    No options were repriced in fiscal year 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors currently consists of Messrs. Dixon and Loarie. Mr. Dixon has served on the Compensation Committee since December 1997. Mr. Loarie became a member of the Compensation Committee in October 1998. Neither Mr. Dixon nor Mr. Loarie were, at any time during fiscal 2000, nor at any other time, officers or employees of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                COMPARISON OF 31 MONTH CUMULATIVE TOTAL RETURN*
                         AMONG EVOLVING SYSTEMS, INC.,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         EVOLVING SYSTEMS, INC.  NASDAQ STOCK MARKET (U.S.)  PEER GROUP
5/12/98                 $100.00                     $100.00     $100.00
6/98                     $79.02                     $101.05      $93.23
9/98                     $20.09                      $91.19      $60.85
12/98                    $25.45                     $118.49      $82.85
3/99                     $34.82                     $132.89      $59.15
6/99                     $34.15                     $145.37      $73.09
9/99                     $48.21                     $148.99      $77.74
12/99                    $60.71                     $220.21     $123.97
3/00                     $67.86                     $247.14     $136.19
6/00                     $41.96                     $214.87     $162.50
9/00                     $46.43                     $197.71     $122.26
12/00                    $15.40                     $132.50     $113.28

           * $100 INVESTED ON 5/12/96 IN STOCK OR INDEX-
           INCLUDING REINVESTMENT OF DIVIDENDS.
           FISCAL YEAR ENDING DECEMBER 31.

                       PERFORMANCE MEASUREMENT COMPARISON

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On October 1, 1998, the Company entered into a consulting services agreement with The Brogden Group, L.L.C. ("Brogden"). Harry B. Fair, a member of the Company's Board of Directors, and more than ten percent stockholder, is a Senior Manager of Brogden. Pursuant to this agreement, the Company was obligated to pay Brogden $220,963 per year. In addition, Brogden was entitled to receive a bonus of up to $160,000 for 1999 upon the achievement of certain revenue and operating income targets. Effective November 1, 1999 the agreement was amended, discontinuing any cash compensation but permitting options granted to continue to vest in exchange for consulting services provided by Brogden. No new options were granted under the agreement subsequent to those granted in 1998 and the agreement was terminated on December 31, 2000.

    On January 13, 2000, the Board of Directors approved a $100,000 loan to Marc Abbott, Vice President of Marketing, to facilitate his relocation to Colorado and the purchase of a home. This was a short-term loan, with a maturity date of January 31, 2002, with interest at the rate of 6.5%. On June 1, 2000,
Mr. Abbott repaid the interest and principal due to the Company.

    On November 30, 2000, the Board of Directors approved a $100,000 loan to David Johnson, Sr. Vice President of Finance and Chief Financial Officer, to facilitate his relocation to Colorado and the purchase of a home. This is a short-term loan, with a maturity date of May 30, 2001, bearing interest at the prime rate. Mr. Johnson makes monthly interest payments on the loan. As of December 31, 2000, the principal amount of the loan was still outstanding.

    Each of the Executives has entered into a Management Change in Control Agreement with the Company. Each agreement generally provides that upon a Qualified Termination (as defined below), the Company shall pay to the Executive all amounts earned or accrued through the applicable termination date, including, without limitation, the Executive's base salary, a prorated portion of any earned incentive compensation, compensation for unused paid time off, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the applicable termination date. The Company also is obligated to provide certain insurance benefits during the Executive's applicable severance period. Moreover, the Company has agreed to pay the Executive an amount equal to 100% of his or her annual base salary, plus 100% of the Executive's annual incentive target. In addition, immediately upon the occurrence of a Change of Control (as defined below) or a Qualified Termination, 50% or 100%, respectively, of the Executive's unvested stock options shall vest. The Company also has agreed to reimburse the Executive for any excise taxes payable as a result of Executive's receipt of these payments. A Qualified Termination will occur upon any of the following: (i) termination of the Executive's employment by the Company, without cause, as a result of the influence of a person or entity seeking to cause a Change in Control;
(ii) termination of the Executive's employment by the Company for any reason, other than for cause, disability or death, within 18 months following a Change in Control; (iii) resignation by the Executive following a change in a material condition of the Executive's employment in anticipation of a Change in Control or within 18 months following a Change in Control. A Change in Control will occur upon (i) the sale, transfer or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock are converted into other property; or (iv) the acquisition by any person, entity or group within the meaning of Securities Exchange Act of 1934 of the beneficial ownership of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

    The Company has entered into indemnification agreements (the "Indemnification Agreements") with each of its directors and executive officers. Subject to the provisions of the Indemnification Agreements, the Company shall indemnify and advance expenses to such directors and executive officers in connection with their involvement in any event or occurrence which arises in their capacity as, or as a result of, their position with the Company.

    The Company believes that the terms of the transactions described above were no less favorable to the Company than would have been obtained from unaffiliated third parties. Any future transactions between the Company and any of its officers, directors or principal stockholders will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                               By Order of the Board of Directors,

                                               [SIG]
                                               Anita T. Moseley
                                               SECRETARY

March 15, 2001

                             EVOLVING SYSTEMS, INC.
                            AUDIT COMMITTEE CHARTER
              (ADOPTED BY THE BOARD OF DIRECTORS ON MAY 25, 2000)

I. PURPOSE

The Audit Committee (the "Committee") is appointed by the Board of Directors to assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

- Monitor the integrity of the Company's financial reporting process and the Company's systems of internal accounting and financial controls regarding finance, accounting and legal compliance.

- Monitor the independence and performance of the Company's internal and external auditors.

- Provide an avenue of communication among the independent auditors, management, internal auditors and the Board of Directors.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose.

II. MEMBERSHIP

The Committee is currently comprised of two (2) members of the Board of Directors. On or before June 14, 2001, the Committee shall be comprised of not less than three (3) members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASDAQ Stock Market, Inc. (the "NASDAQ").

Accordingly, all of the members will be directors:

1. Who have NOT been employed by the Company or its affiliates in the year in which appointed or in the three (3) years previous to appointment.

2. Who have NOT accepted any compensation from the Company or its affiliates in excess of $60,000 during the previous fiscal year (except for board services, retirement plan benefits, or non-discretionary compensation).

3.  Who do NOT have an immediate family member who is, or has been in the three
    (3) years prior to appointment, employed by the Company or its affiliates as an executive officer.

4. Who have NOT been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) that exceed five percent (5%) of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the three (3) years prior to appointment.

5. Who have NOT been employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

6. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee.

In addition, at least one member of the Committee will have accounting or related financial management expertise, such as past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background such as a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

The members of the Committee shall be elected by the Board at the annual meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a chair is elected by the Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.

III. COMMITTEE RESPONSIBILITIES AND DUTIES

The Committee's job is one of oversight. It recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditor is responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management including the internal audit staff, as well as the outside auditor, have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances. The responsibilities and duties of a member of the Committee are in addition to those duties set out for a member of the Board.

1. The Committee shall provide an open avenue of communication between the outside auditor, financial and senior management, the internal auditing department and the Board.

2. The Committee shall meet at least four (4) times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

3. The Committee shall meet at least annually with the director of internal auditing, if applicable, the outside auditor, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

4. The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditor the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

5. As a whole, or through the Committee chair, the Committee shall review with the outside auditor the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

6. The Committee shall discuss with management and the outside auditor the quality and adequacy of the Company's internal controls.

7.  The Committee shall:

    a. request from the outside auditor annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

    b. discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's independence; and

    c. recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

8. Review with the Company's legal counsel, any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

9. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

10. The Committee shall:

    a. report Committee actions to the Board with such recommendations as the Committee may deem appropriate; and

    b. prepare a statement for inclusion in the annual report that describes the Committee's composition and responsibilities, indicating whether the Committee has (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent auditor the matters required to be discussed by SAS 61, (iii) received certain disclosures from the auditor regarding their independence (iv) discussed with the auditor the auditor's independence and (v) recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

11. The Committee shall review and reassess the adequacy of this Charter at least annually, submit the charter to the Board of Directors for approval and have the document published at least every three (3) years in accordance with SEC regulations.

12. The Committee shall perform such other functions consistent with this Charter, the Company's bylaws and governing law as the Board deems necessary or appropriate.

Proxy                                                                     Proxy

                            EVOLVING SYSTEMS, INC.
                            9777 MT. PYRAMID COURT
                           ENGLEWOOD, COLORADO 80112

      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS--APRIL 25, 2001

    The undersigned hereby constitutes and appoints David R. Johnson and Anita T. Moseley, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Evolving Systems, Inc. to be held at 9777 Mt. Pyramid Court, Englewood, Colorado, on Wednesday, April 25, 2001, at 11:00 a.m. local time and at any postponements, continuations or adjournments thereof, on all matters coming before said meeting.

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.

                                       WITHHOLD
                           FOR         AUTHORITY
1.  ELECTION OF CLASS 3    / /           / /         Nominees:  James M. Ross
    DIRECTORS                                                   Edward H. Sproat


FOR, except vote withheld from the following nominee(s):

-------------------------------------------------------------

2.  Approval of Amendment to Amended and Restated Stock Option Plan
              / / FOR     / / AGAINST     / / ABSTAIN

3.  Approval of Amendment to Employee Stock Purchase Plan
              / / FOR     / / AGAINST     / / ABSTAIN

4.  Ratification of Selection of Independent Accountants
              / / FOR     / / AGAINST     / / ABSTAIN

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

In their discretion, the proxies are entitled to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4.

________________________________ Date _________________, 2001
        Signature

________________________________ Date _________________, 2001

 Signature if held jointly

NOTE: Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc. should give a title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.